EXHIBIT 99.1



                                  PRESS RELEASE

             EQUITY INNS AND RFS HOTEL INVESTORS CANCEL MERGER PLANS



MEMPHIS, TN, September 8, 1998 - Equity Inns, Inc. (NYSE:ENN) and RFS Hotel Investors, Inc. (NYSE:RFS) today announced that their respective boards of Directors have voted to terminate the merger agreement between the two companies. The two companies had signed a definitive agreement in April to merge in a stock transaction where each share of RFS would be exchanged for 1.5 shares of Equity Inns.

The Company noted a number of factors that converged to change the parameters of the transaction, resulting in the merger not being in the best interest of Equity Inns' shareholders. The anticipated sale of the existing RFS leases, a key element of the transaction, could not be completed under acceptable conditions. In addition, the additional debt incurred in order to complete the transaction was more expensive than originally anticipated due to changing market conditions.

Equity Inns' Chairman and CEO Phillip H. McNeill, Sr. said, "The strong strategic fit we identified when we entered this agreement has not changed. However, the completion of any transaction is a dynamic process, and changing market conditions and the inability to put together key components of the deal could not be overcome.

Our Company entertained other approaches than the sale of existing RFS leases, including the formation of a separate (paper clipped) company to lease and manage the hotels, but we determined that this approach would not enhance overall value for ENN shareholders."

Mr. McNeill concluded, "Today's announcement in no way changes the fundamental strategy of Equity Inns which led to our discussions with RFS in the first place. We will continue to diversify our portfolio both by segment and geography, increasing our presence in the premium extended stay and all suite markets with high barriers to entry. At the same time, we will prune our portfolio by selling smaller hotels located in secondary and tertiary markets - assets that do not match Equity Inns' current target market."

Memphis-based Equity Inns, Inc. is a self-advised REIT that focuses on the upscale extended stay, all suite and premium limited-service segments of the hotel industry. With the settlement of previously announced acquisitions, the Company will own 107 hotels with over 13,700 rooms located in 36 states.

Certain matters within this press release are discussed using forward-looking language as specified in the 1995 Private Securities Litigation Reform Law, and, as such, may involve known and unknown risks, uncertainties and other factors that may cause the actual results or performance to differ from those projected in the forward-looking statement. From time to time, these risks are discussed in the Company's filings with the Securities and Exchange Commission.